Exhibit 99.1

For Immediate Release

Contact:

Glen Sato

SVP, Chief Financial Officer

(510) 742-2816

jgsato@pdl.com

PROTEIN DESIGN LABS ANNOUNCES ADJUSTMENT IN

SECOND QUARTER 2003 FINANCIAL RESULTS

Adjustment results in $500,000 higher revenue in the second quarter

Fremont, Calif., August 14, 2003 — Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported an increase in total revenues during the 2003 second quarter to $21.0 million compared to the previously reported $20.5 million.  The increase was due to the recognition of a $500,000 milestone payment that was not previously reported.  The higher income for the period resulted in a decrease in the previously reported net loss from $42.6 million to $42.1 million.  Net loss per share was reduced from $0.46 to $0.45 per basic and diluted share, for the three months ended June 30, 2003.

Total revenues during the first six months of 2003 were correspondingly adjusted to $43.7 million compared to the previously reported $43.2 million.  For the six-month period ended June 30, 2003, PDL reported a net loss of $38.1 million, and the net loss per share for the period of $0.42 per basic and diluted share did not change from the previously reported net loss per share.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions.  PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.  PDL holds fundamental patents for its antibody humanization technology.  Further information on PDL is available at www.pdl.com.

Protein Design Labs is a registered U.S. trademark and the PDL logo is a trademark of Protein Design Labs, Inc.

Financial table attached.

PROTEIN DESIGN LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)
	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Royalties	$17,905	$13,491	$35,050	$27,167
License and other	3,096	1,300	8,698	1,951

Total revenues	21,001	14,791	43,748	29,118

Costs and expenses:
Research and development	21,058	14,760	37,450	27,938
General and administrative	6,853	4,787	11,923	8,942
Acquired in-process research and development	37,834	—	37,834	—
Total costs and expenses	65,745	19,547	87,207	36,880
Operating loss	(44,744)	(4,756)	(43,459)	(7,762)

Interest income	4,188	6,455	8,861	13,593
Interest expense	(1,575)	(2,242)	(3,281)	(4,482)
Impairment loss on investment	—	—	(150)	—

Income (loss) before income taxes	(42,131)	(543)	(38,029)	1,349
Provision for income taxes	18	16	49	27

Net income (loss)	$(42,149)	$(559)	$(38,078)	$1,322

Net income (loss) per share:
Basic	$(0.45)	$(0.01)	$(0.42)	$0.01

Diluted	$(0.45)	$(0.01)	$(0.42)	$0.01

Shares used in computation of net income (loss) per share:
Basic	93,301	88,751	91,242	88,698

Diluted	93,301	88,751	91,242	91,382

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	June 30,	December 31,
	2003	2002*
(In thousands)	(unaudited)

Cash, cash equivalents and marketable securities	$579,484	$606,410
Total assets	725,545	717,818
Total stockholders' equity	540,241	544,766

*Derived from the December 31, 2002 audited consolidated financial statements